Exhibit 99.1

Green Plains Partners Announces Quarterly Distribution
OMAHA, Neb., October 19, 2023 (BUSINESS WIRE) – Green Plains Partners LP (NASDAQ:GPP) today announced that the Board of Directors of its general partner declared a quarterly cash distribution of $0.455 per unit on all of its outstanding common units for the third quarter of 2023, or $1.82 per unit on an annualized basis. The distribution is payable on November 10, 2023, to unitholders of record at the close of business on November 3, 2023.

Qualified Notice
This release serves as qualified notice to brokers and nominees under Treasury Regulation Section 1.1446-4(b). Please note that 100% of Green Plains Partners’ distributions to non-U.S. investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to non-U.S. investors are subject to U.S. federal income tax withholding at the highest applicable effective tax rate.

This release also serves as qualified notice that the 10% exception to withholding described in Treasury Regulation Section 1.1446(f)-4(b)(3) does not apply. Furthermore, 100% of distributions to foreign investors is in excess of cumulative net income for purposes of Treasury Regulation Section 1.1446(f)-4(c)(2)(iii). Brokers and nominees must withhold the maximum amount under Treasury Regulation Section 1.1446(f).

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Green Plains Inc. Contacts
Investors: Phil Boggs | Executive Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com
Media: Lisa Gibson | Communications Manager | 402.952.4971 | lisa.gibson@gpreinc.com

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